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                                   EXHIBIT 5.1
                         LETTERHEAD OF KIRKLAND & ELLIS

   To Call Writer Direct:
        212-446-4800

June 9, 1999

Team Health, Inc.
    and each of its Subsidiaries
    listed on Annex 1 hereto
    (the "Subsidiary Guarantors")
1900 Winston Road
Knoxville, TN 37919

         Re:      Series B 12% Senior Subordinated Notes due 2009

Ladies and Gentlemen:

         We are acting as special counsel to Team Health, Inc., a Tennessee corporation (the "Company") and the Subsidiary Guarantors (together with the Company, the "Registrants") in connection with the proposed registration by the Company of up to $100,000,000 in aggregate principal amount of the Company's Series B 12% Senior Subordinated Notes due 2009 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 9, 1999 under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"), for the purpose of effecting an exchange offer (the "Exchange Offer") for the Company's Series A 12% Senior Subordinated Notes due 2009 (the "Old Notes"). The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of March 12, 1999, among the Registrants and the United States Trust Company of New York, as Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $100,000,000 in aggregate principal amount is outstanding.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of March 12, 1999, among the Registrants, Donaldson, Lufkin & Jenrette Securities Corporation, NationsBanc Montgomery Securities LLC and Fleet Securities, Inc.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have
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Team Health, Inc.
June 9, 1999
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also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any fact material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

         Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

         (1) The Company is a corporation existing and in good standing under the laws of the state of Tennessee.

         (2) The sale and issuance of the Exchange Notes has been validly authorized by the Company.

         (3) When the Exchange Notes are issued pursuant to the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Registrants and the Indenture will be enforceable in accordance with its terms.

         Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement or creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) except for purposes of the opinion in paragraph 1, any laws except the laws of the State of New York.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

         We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.
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Team Health, Inc.
June 9, 1999
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         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

         This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                                     Yours very truly,


                                                     KIRKLAND & ELLIS
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                                     ANNEX 1
                              SUBSIDIARY GUARANTORS

1.       Clinic Management Services, Inc.
2.       Emergency Coverage Corporation
3.       Emergicare Management, Incorporated
4.       Hospital Based Physician Services, Inc.
5.       Med:Assure Systems, Inc.
6.       Southeastern Emergency Physicians, Inc.
7.       Southeastern Emergency Physicians of Memphis, Inc.
8.       Team Health Financial Services, Inc.
9.       Team Health Billing Services, L.P.
10.      Fischer Mangold Partnership
11.      Mt. Diablo Emergency Physicians, a California General Partnership
12.      Quantum Plus, Inc.
13.      Charles L. Springfield, Inc.
14.      Karl G. Mangold, Inc.
15.      Herschel Fischer, Inc.
16.      EMSA South Broward, Inc.
17.      IMBS, Inc.
18.      InPhyNet Hospital Services, Inc.
19.      InPhyNet Medical Management Institute, Inc.
20.      Paragon Healthcare Limited Partnership
21.      Drs. Sheer, Ahearn & Associates, Inc.
22.      Emergency Physicians of Manatee, Inc.
23.      EMSA Contracting Service, Inc.
24.      EMSA Louisiana, Inc.
25.      Neo-Med, Inc.
26.      Paragon Anesthesia, Inc.
27.      Paragon Contracting Services, Inc.
28.      Paragon Imaging Consultants, Inc.
29. Rosendorf, Marguiles, Borushok & Schoenbaum Radiology Associates of Hollywood, Inc.
30.      Sarasota Emergency Medical Consultants, Inc.
31.      The Emergency Associates for Medicine, Inc.
32.      EMSA Joliet, Inc.
33.      Daniel & Yeager, Inc.
34.      Northwest Emergency Physicians, Incorporated
35.      Emergency Physician Associates, Inc.
36.      Team Radiology, Inc.
37.      MetroAmerican Radiology, Inc.
38.      Virginia Emergency Physicians, Inc.
39.      Team Health Southwest, L.P.
40.      THBS, Inc.
41.      Alliance Corporation
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42.      Emergency Management Specialists, Inc.
43.      InPhyNet Anesthesia of West Virginia, Inc.
44.      Emergency Professional Services, Inc.
45.      Reich, Seidelmann & Janicki Co.